UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2005

CORGENTECH INC. (Exact name of registrant as specified in its charter)

Delaware	000-50573	77-0503399
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

650 Gateway Boulevard South San Francisco, California 94080
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 624-9600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On March 30, 2005, Corgentech and Bristol-Myers Squibb Company, or BMS, issued a joint press release announcing top-line results from PREVENT IV, a Phase 3 clinical trial evaluating the use of E2F Decoy, an investigational product to prevent vein graft failure following coronary artery bypass graft surgery.  Treatment with E2F Decoy failed to meet the trial’s primary and secondary endpoints.

In October 2003, Corgentech entered into a Collaboration Agreement with BMS to develop manufacture and commercialize E2F Decoy for the prevention of bypass graft failure, arterio-venous graft failure and for other animal and human uses.  Under the Collaboration Agreement, Corgentech and BMS were to co-promote E2F Decoy in the United States and share equally in profits and losses.  Corgentech granted BMS the exclusive right to commercialize E2F Decoy outside the United States pursuant to a royalty-bearing license.  BMS is obligated to fund a majority of the ongoing development costs associated with E2F decoy incurred pursuant to a development budget.  A copy of the Collaboration Agreement was filed as Exhibit 10.10 to the Registration Statement on
Form S-1, as amended (File No. 333-110923), filed on December 4, 2003.

On March 29, 2005, BMS notified Corgentech that it had elected to terminate the Collaboration Agreement.  There was no payment by BMS or Corgentech in connection with the termination of the Collaboration Agreement.   With the termination of the Collaboration Agreement, Corgentech regains full rights to E2F Decoy. Corgentech does not plan to develop E2F Decoy any further.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits

Exhibit 99.1            Press release entitled “Corgentech and Bristol-Myers Squibb Announce Results from Edifoligide (E2F Decoy) Phase 3 Trial for Coronary Artery Bypass Graft Failure,” dated March 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2005	CORGENTECH INC.

	By:	/s/ Patrick A. Broderick
Patrick A. Broderick Vice President and General Counsel